UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 8, 2006

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)
New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code   (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Hooper Holmes (the “Company”) has agreed to make a payment to EHS Partners, LLC (“EHS”) of $1.3 million in full and final settlement of all obligations relating to prior agreements between the companies.

On June 8, 2006, the Company entered into an agreement with EHS whereby EHS would assist the Company in connection with its ROE 100 project to generate and implement cost-saving and revenue enhancement initiatives.  The Company and EHS entered into an amendment to this agreement on March 1, 2007. All references hereinafter to the “Agreements” shall mean the June 8, 2006 agreement as amended by the March 1, 2007 agreement.

Pursuant to the Agreements, the Company previously paid EHS a fee that was included in the charge of $5.6 million for outside consultants disclosed by the Company in its financial statements for 2006.  In addition to this previously paid fee, the Agreements also provide for additional payments of as much as approximately $2.7 million to EHS contingent upon the implementation by the Company of certain additional cost-saving and revenue enhancement initiatives and other potential events during a period extending through December 2008, including if James Calver ceased to be CEO of the Company or there was a change of control with respect to the Company during that period.  As disclosed in a press release issued February 6, 2008 and in a Form 8K filed with the SEC on February 7, 2008, Mr. Calver resigned as CEO of the Company effective February 5, 2008.

EHS has agreed to an early termination of the Agreements and to accept $1.3 million as payment relating to both parties’ estimates of the additional cost-saving and revenue enhancement initiatives that have already been implemented or are currently underway, and in lieu of other payments potentially due to EHS under the terms of the Agreements relating to Mr. Calver’s departure. This payment will constitute full and final settlement of all obligations relating to the Agreements.  The Company expects to make this payment on or about March 21, 2008.

Item 1.02                      Termination of a Material Definitive Agreement

As discussed in Item 1.01 above, the Company and EHS have agreed to a payment of $1.3 million in full an final settlement of all obligations relating to the Agreements.  Upon payment of said amount by the Company, the Agreements will terminate.

                                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: March 17, 2008

By: /s/ William F. Kracklauer
William F. Kracklauer
Senior Vice President,
General Counsel, and Secretary